UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

PHARMAGEN, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54523	27-0777112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9337 Fraser Avenue Silver Spring, MD 20910 (Address of principal executive offices) (zip code)

(204) 898-8160 (Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2014, Boyd P. Relac was appointed as our Chief Operating Officer, to serve until his resignation or until his replacement is appointed.  There are no family relationships between Mr. Relac and any of our other officers or directors.  Mr. Relac replaces Richard A. Wolpow, who had been serving as our interim-Chief Operating Officer since February 21, 2014.

Mr. Relac, age 49, has most recently served as the Vice President of Sales and Strategic Development for L’Oreal/Salon Centric, from January 2010 through March 2014.  His responsibilities included an annual budget of over $900 million and direct reports included Field Sales, Technical Vice-Presidents, Directors of Education, and Sales Administration.  Prior to L’Oreal/Salon Centric, Mr. Relac was Regional Vice President and Vice-President General Manager as Maly’s Midwest, from October 2008 through December 2009, prior to its sale to L’Oreal.  His responsibilities included an annual budget of over $90 million and direct reports included 30 Division Managers and Sales Administration and Directors.  In all, Mr. Relac brings with him over 20 years of experience including holding notable senior level positions with such companies as Dentsply International and Patterson Companies, in addition to Maly’s Midwest and most recently L’Oreal/SalonCentric.  Mr. Relac was a U.S. Army Officer in elite airborne and special operations units.  He was awarded the Bronze Star Medal for meritorious service during Operation Desert Storm and earned 3 Meritorious Service Medals for leadership in command and staff positions of special operations units.

Other than as set forth above, Mr. Relac is not a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Employment Agreement

On April 1, 2014, we entered into an employment agreement with Boyd P. Relac to serve as our Chief Operating Officer.  Pursuant to the agreement, Mr. Relac is employed on an at-will basis at a salary of $175,000 per year for 2014, with an increase to $245,000 on January 1, 2015.  Mr. Relac will also be eligible for a bonus up to an amount equal to his salary based on objectives to be set by the Board of Directors or a Committee thereof.  In the event of termination of the agreement by us for anything other than cause, Mr. Relac will be entitled to a severance payment equal to three (3) months of base salary.  Finally, we agreed within a reasonably practicable time to grant to Mr. Relac options to purchase 16.5 million shares of our common stock at $0.01 per share, with 9 million of the options vesting on December 31, 2014 or an earlier change of control, and the remaining 7.5 million vesting on the date which is two years after the start of his employment, or an earlier change of control.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement with Boyd P. Relac

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pharmagen, Inc.

Dated: May 20, 2014	/s/ Mackie Barch
By: Mackie Barch
Its: President and Chief Executive Officer